Exhibit 15.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S
ACKNOWLEDGEMENT LETTER
July 30, 2008
To the Board of Directors and Shareholders
of Helix Energy Solutions Group, Inc.
We are aware of the incorporation by reference in Registration Statement Forms S-3 (Nos. 333-103451 and 333-125276) and Forms S-8 (Nos. 333-126248, 333-58817, 333-50289 and 333-50205) of Helix Energy Solutions Group, Inc. of our report dated July 30, 2008 relating to the unaudited condensed consolidated interim financial statements of Helix Energy Solutions Group, Inc. and subsidiaries that are included in its Form 10-Q for the quarter ended June 30, 2008.
Very truly yours,
/s/ Ernst & Young LLP
Houston, Texas